EXECUTIVE
EMPLOYMENT AGREEMENT

OXFORD MEDIA, INC.,
a Nevada corporation,
as “Employer”

and

J. RICHARD SHAFER,
as “Executive”

Effective Date:
 20 MARCH 2006

EXECUTIVE EMPLOYMENT AGREEMENT

 I

PARTIES

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of the 20th day of March, 2006 (the “Effective Date”), by and between OXFORD MEDIA, INC., a Nevada corporation (the “Employer”); and, J. RICHARD SHAFER, an individual currently residing in the State of California (the “Executive”). Employer and Executive are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A.   Employer is engaged in the business of, among other things, among other things, acting as a wireless and business systems provider specializing in WiFi/WiMAX, IT Security and IT Integration, and Telecom (which includes as part of these offering of services, the design and installation of specialty communication systems for data, voice, video, and telecom, and the deployment of fixed wireless networks), in addition to providing support to affiliated entities of Employer in developing private broadband networks and proprietary software and hardware which allows for the delivery of low-cost broadband Internet access as well as video and audio content on demand on a Pay-Per-View basis.

B.   Employer’s principal place of business is located at One Technology Drive, Building H, Irvine, California, 92618 (the “Premises”).

C.   Executive is acknowledged as having domain expertise and significant contacts in the fields of technology to be pursued by Employer, and Executive represents to possess certain other skills and contacts which would enable Executive to benefit Employer.

D.   The Parties acknowledge that the Executive’s abilities and services are unique and essential to the prospects of Employer, and Employer has relied upon Executive agreeing to serve Employer pursuant to this Agreement.

E.   Employer desires to retain the services of Executive, and Executive desires to be retained by Employer, all pursuant to the terms and conditions contained herein.

F.   NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

EMPLOYMENT

3.1       Position. Employer hereby hires Executive to serve in the position as executive vice president of sales. Executive shall do and perform all services, duties, responsibilities, and acts typically and customarily undertaken by the executive vice president of sales of a corporation of size and scope substantially similar to Employer, which shall include but not be limited to those items prescribed by the Bylaws of Employer, as amended from time-to-time, subject always to the final determination of the Board of Directors of Employer (the “Board”). Said services may also include, but not be limited to, those listed on Exhibit 3.1, attached hereto and incorporated herein by reference.

3.2       Reasonable Additional or Changed Responsibilities. Nothing herein shall preclude the Board from changing Executive’s title or materially changing the duties of Executive if such Board has concluded in its reasonable judgment that such change is in Employer’s best interests. At all times during the term of this Agreement, Executive shall be employed as a senior executive of Employer, with appropriate and commensurate compensation, title, rank and, status. If Executive is elected or appointed a director or officer of any of Employer’s subsidiaries during the Term of this Agreement, Executive, if he accepts such position, will serve in such capacity without further compensation.

3.3       Time and Effort.

3.3.1.   Entire Productive Time. Executive shall devote Executive’s entire business time, attention, knowledge, and skill to the business and interests of Employer. Employer shall be entitled to all the benefits and profits arising from or incident to any and all services performed by Executive pursuant to this Agreement.

3.3.2.   Exceptions. Nothing contained in Section 3.3.1., above, shall be construed to prevent Executive from, during the Term of this Agreement:

(a)   purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent (5%) or more of the equity securities of any corporation engaged in a business competitive to that of Employer;

(b)   participating in conferences, preparing or publishing papers or books or teaching, so long as Executive provides reasonable written notice to the Board of such activities prior to Executive engaging in them; or

(c)   Continuing to participate in business activities and pursuits in which Executive is involved as of the Start Date.

3.4 Term.

3.4.1.    Initial Term. Executive’s employment with Employer and the Term of this Agreement shall commence on the 20th day of March, 2005 (the “Start Date”), and shall continue for an initial period of three (3) years, unless sooner terminated as provided for herein (the “Initial Term”).

3.4.2.    Extended Term. This Agreement shall remain in full force and effect and shall renew for an additional twenty-four (24) months (the “Extended Term”), provided that neither Party at least sixty days (60) prior to the end of Initial Term gives written notice to the other of its decision to not have the Agreement remain in full force and effect for the Extended Term, thereby terminating the Agreement as of and at the end of the Initial Term.

3.4.3.    Term Defined. For purposes of this Agreement, the word “Term” shall specifically include the Initial Term and all Extended Term hereunder.

3.5    Location. Except for routine travel incident to the business of Employer, Executive’s services hereunder shall be principally performed at the Premises, or such other location within the surrounding area of the Premises.

IV

COMPENSATION

4.1    Base Salary. Employer agrees to pay Executive and Executive agrees to accept as compensation for the services and obligations set forth herein, as Base Salary, the sums referenced on Exhibit 4.1, attached hereto and incorporated herein by reference, per annum, which sum shall be paid to Executive by Employer in equal semi-monthly installments to be tendered to Executive on the first and fifteenth day of each month, or at such other intervals as may be mutually agreed upon by Employer and Executive.

4.1.1.    Necessary Deductions. Employer shall deduct from the Base Salary amounts sufficient to cover applicable federal, state, and/or local income tax withholdings, and any other amounts which Employer is required to withhold by applicable law.

4.1.2.      Yearly Review. Upon each yearly anniversary of the Start Date, Executive’s Base Salary shall be reviewed by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Base Salary may be increased above those amounts referenced in Exhibit 4.1, but may never be decreased, in the sole discretion of the Board or the Compensation Committee.

4.2    Discretionary Annual Bonuses. Employer may, but is not obligated to, pay Executive, as additional annual compensation, during each calendar year ending during the Term of this Agreement, such sums as may annually be determined by the Board, or the Compensation Committee, including bonus, regular and cost of living increases, and adjustments.

V

EXECUTIVE BENEFITS

5.1      Employer Policy. During the Term of this Agreement, Executive shall be entitled to participate in employee benefit plans or programs of Employer, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Such additional benefits shall include, subject to the approval of the Board, full medical, dental and disability income insurance, and participation in qualified pension and profit sharing plans, as well as a car allowance of Seven Hundred Fifty Dollars ($750.00) per month and a One Hundred Fifty Dollar ($150.00) monthly cell phone allowance.

5.2      Business Expenses. Employer will reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executive’s duties provided that:

(a)      Each such expenditure is reasonable and is made to support the execution of Employer’s business or strategic plan;

(b)     Executive furnishes to Employer adequate records and other documentary evidence required to substantiate such expenditures as a proper deduction for federal income tax purposes.

5.3    Vacation Time. Executive shall be granted three (3) weeks paid vacation for each calendar year during the Term, with said time being immediately available for Executive’s benefit. Vacation shall only be taken at such times as not to interfere with the necessary performance of Executive’s duties and obligations under this Agreement unless otherwise agreed upon by the Board. However, if at the end of any calendar year there is any accrued and unused vacation time for Executive, additional vacation time for Executive will not accrue until Executive takes all of his vacation time accrued from prior calendar years. Upon using said accrued vacation time, Executive shall once again be entitled to three (3) weeks paid vacation time for that calendar year, prorated for the month in which the remaining accrued vacation time was taken.

5.4       Indemnification. Employer and Executive shall execute an Indemnification Agreement in the form of Exhibit 5.4, attached hereto and incorporated herein by reference, which shall provide, among other things, that Employer shall indemnify Executive against certain claims arising by reason of the fact that he is or was an officer or director of Employer. In addition to all rights under the Indemnification Agreement, the Parties further agree that all liabilities incurred by Executive in his capacity as an officer hereunder shall be incurred for the account of Employer, and Executive shall not be personally liable therefore. Executive shall not be liable to Employer, or any of its respective subsidiaries, affiliates, employees, officers, directors, agents, representatives, successors, assigns, stockholders, and their respective subsidiaries and affiliates, and Employer shall, and hereby agrees to, indemnify, defend and hold Executive harmless from and against any and all damages and/or loss or liability (including, without limitation, all cost of defense thereof), for any acts or omissions in the performance of service under and within the scope of this Agreement on the part of Executive.

5.5    Change in Control Payments.

5.5.1.       Change in Control. For purposes of this Agreement, a “Change in Control” of Employer shall be deemed to have occurred if (a) there shall be consummated (i) any consolidation or merger of Employer into or with another person, as such term in used in Sections 13(d)(3) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), in which Employer is not the continuing or surviving corporation or pursuant to which shares of Employer’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Employer; or, (b) the shareholders of Employer approve any plan or proposal for the liquidation or dissolution of Employer; or, (c) any person who is not now the owner of twenty percent (20%) or more of Employer’s outstanding equity securities shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of Employer’s outstanding equity securities; or, (d) individuals who are the members of the Board (once the Board consists of at least seven members) cease to constitute a majority of the members of the Board, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Board shall be considered to be part of the original majority.

5.5.2.       Severance Payment. Upon the occurrence of a Change in Control of Employer, the employment of Executive hereunder shall terminate and Employer shall pay (or, if applicable, Employer shall ensure that it’s successor or assign shall pay) to Executive in cash, on the day on which the Change of Control occurs (which for the purposes of this Agreement, shall be the Termination Date for this Article V), the following:

(a)     All accrued and unpaid salary and other compensation payable to Executive by Employer for services rendered by Executive to Employer through the Termination Date;

(b)     All accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date; and

(c)     Severance pay in an amount equal to twenty-four (24) months salary based upon the then existing salary of Executive, with the total amount to be paid in one installment on the due date noted above, calculated at a net present value.

5.5.3.       Provision of Services Following Change in Control. At the request of Employer, Executive shall continue to serve hereunder for a period of time not to exceed one hundred eighty (180) days following the Termination Date. If Employer requests Executive to perform such services, Executive shall be compensated from and after the Termination Date for the period that Executive actually remains employed by Employer at his then current salary, and with the provisions of Section 5.2, above, continuing to apply as well. All such amounts payable to Executive shall be in addition to and not in lieu of the amounts payable to Executive under Section 5.5.2, above. Upon the later to occur of an occurrence of a Change of Control or the termination of any period during which Executive continues to provide services as aforesaid, Executive’s employment hereunder shall terminate.

5.6       Life Insurance. Upon the completion of the first six (6) months under the Term, Employer shall purchase, at its sole cost and expense, a term life insurance policy with a death benefit of One Million Dollars ($1,000,000), with Executive as the owner and insured, if such coverage is available. Executive, as the owner of the policy, shall designate the beneficiary of the policy, as he may change same from time-to-time. Employer shall keep and maintain the policy in full force and effect throughout the entire Term. Executive agrees to permit Employer to purchase “key man” term life insurance coverage (as that term is commonly defined) on Executive for the benefit of Employer, in the sole discretion and sole cost and expense of Employer.

5.7       Board Participation. Executive shall serve as an ex-officio/invitee of the Board of Directors of Oxford Media, Inc. (“Oxford’s Board”), the corporate parent of Employer. Executive shall have full right of participation in all meetings of Oxford’s Board. Executive shall have no voting rights. Oxford’s Board reserves the right to excuse Executive from any meeting in the event Oxford’s Board reasonably determines that confidentiality dictates that Executive not participate in any such meeting, or portion thereof.

VI

TERMINATION

6.1       Termination in Case of Death.

6.1.1.       Termination Event. Executive’s employment hereunder shall terminate immediately upon the death of Executive, which shall be the Termination Date for this Section 6.1.

6.1.2.       Result of Termination. Upon termination of Executive’s employment pursuant to this Section 6.1, Employer shall pay to Executive’s estate, on the Termination Date, a lump sum payment of an amount equal to (i) all accrued and unused vacation and sick pay payable to Executive by Employer with respect to serviced rendered by Executive to Employer through the Termination Date; and, (ii) if the Termination Date occurs during the Extended Term, an amount equal to twelve (12) months salary based upon the then existing salary of Executive, payable in the same manner as salary would have been paid to Executive had he continued to work for Employer hereunder. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, Employer shall continue to provide for the benefit of Executive’s family the medical benefits referred to in Section 5.1 hereof for twelve (12) months following the Termination Date.

6.2        Termination in Case of Disability.

6.2.1.       Termination Event. If Executive suffers a physical or mental disability which results in Executive being unable to perform his duties hereunder for a three (3) consecutive month period, then the Parties shall proceed as follows: (i) the Board shall select a qualified physician; (ii) Executive or his legal representative, if applicable, shall select a qualified physician; (iii) those two (2) physicians shall select a third qualified physician; (iv) the three physicians shall examine Executive and review his physical and mental capacity. If a majority of the three physicians determine in good faith that such physical or mental disability renders Executive incapable of performing his duties hereunder for a period of at least three (3) consecutive months following the date of such physician’s written opinion, then Executive’s employment shall terminate effective three (3) weeks following the date of such physician’s written opinion, which shall be the Termination Date for this Section 6.2.

6.2.2.       Result of Termination. Upon termination of Executive’s employment pursuant to this Section 6.2, Employer shall pay to Executive, on the Termination Date, a lump sum payment of an amount equal to (i) all accrued and unpaid salary and other compensation payable to Executive by Employer and all accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date; and, (ii) if the Termination Date occurs during the Extended Term, an amount equal to nine (9) months salary based upon the then existing salary of Executive, payable in the same manner as salary would have been paid to Executive had he continued to work for Employer hereunder. However, such amount shall be reduced by the amount of any payments to be paid to Executive under any long-term disability insurance policy maintained by Employer for the benefit of Executive. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, Employer shall continue to provide to Executive all other benefits referred to in Section 5.1 hereof for nine (9) months following the Termination Date.

6.3       Termination By Executive for Cause.

6.3.1.       Termination Event. This Agreement shall terminate upon ten (10) days prior written notice from Executive to Employer of Executive’s decision to terminate “for cause” (as defined below), provided that the notice specifies the conduct constituting “for cause” hereunder, and Employer does not remediate or cease, as appropriate, the conduct constituting “for cause” prior to the expiration of such ten (10) day period. For purposes of this Section 6.3, the term “for cause” shall include the following:

(a)        The willful breach of any of the material obligations of Employer owed to Executive under this Agreement;

(b)        The Employer’s primary chief executive offices are moved to a location outside of Orange County, California, unless approved by the Board; or

(c)        The material breach of this Agreement by Employer.

6.3.2.       Result of Termination. Upon termination of Executive’s employment pursuant to this Section 6.3. Employer shall pay to Executive, on the termination date designated by Executive, an amount equal to (i) all accrued and unpaid salary and other compensation payable to Executive by Employer and all accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date; and, (ii) an amount equal to twelve (12) months salary based upon the then existing salary of Executive, payable in the same manner as salary would have been paid to Executive had he continued to work for Employer hereunder. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, Employer shall continue to provide to Executive all other benefits that would otherwise be payable to Executive pursuant to Section 5.1 hereof for the twelve (12) months following the Termination Date.

6.4       Termination by Executive Without Cause.

6.4.1.      Termination Event. This Agreement shall terminate immediately upon delivery to Employer of thirty (30) days written notice of termination by Executive without cause.

6.4.2.      Result of Termination. Upon termination of this Agreement pursuant to this Section 6.4, Employer shall pay to Executive, on the Termination Date, a lump sum payment of an amount equal to all accrued and unpaid salary and other compensation payable to Executive by Employer and all accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date.

6.5       Termination by Employer With Cause.

6.5.1.      Termination Event. This Agreement shall terminate upon ten (10) days prior written notice from Employer to Executive of the termination of Executive’s employment “for cause” (as defined below), provided that the notice specifies the conduct constituting “for cause” hereunder, and Executive does not cease the conduct constituting “for cause” prior to the expiration of such ten (10) day cure period. For purposes of this Section 6.5, the term “for cause” shall include the following:

(a)  Any action by Executive resulting in the conviction or plea of nolo contendre of any criminal statute constituting a felony;

(b)  Gross misconduct in the performance of Executive’s duties hereunder;

(c)  The failure by Executive to follow or comply with the policies and procedures of Employer, or the written directives of the Board of Directors of Employer, provided that such policies, procedures or directives are consistent with Executive’s duties hereunder;

(d)  The violation by Executive of any material provision of this Agreement.

6.5.2.      Result of Termination. Upon termination of this Agreement pursuant to this Section 6.5, Employer shall pay to Executive, on the Termination Date, a lump sum payment of an amount equal to all accrued and unpaid salary and other compensation payable to Executive by Employer and all accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date.

6.6       Termination By Employer Without Cause.

6.6.1.      Termination Event.  The employment of Executive shall terminate immediately upon delivery to Executive of written notice of termination by Employer, which shall be deemed to be “without cause” unless termination is expressly stated to be pursuant to Sections 6.1 or 6.2.

6.6.2.      Result of Termination. Upon termination of this Agreement pursuant to this Section 6.6, Employer shall pay to Executive, on the Termination Date, an amount equal to (i) all accrued and unpaid salary and other compensation payable to Executive by Employer and all accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date; and, (ii) an amount equal to twelve (12) months salary based upon the then existing salary of Executive, payable in the same manner as salary would have been paid to Executive had he continued to work for Employer hereunder. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, Employer shall continue to provide to Executive all other benefits that would otherwise be payable to Executive pursuant to Section 5.1 hereof for the twelve (12) months following the Termination Date.

6.7      Termination upon the Expiration of the Term. Upon termination of this Agreement upon the scheduled expiration of the Term pursuant to Section 3.4, above, Employer shall pay to Executive, on the Termination Date, an amount equal to (i) all accrued and unpaid salary and other compensation payable to Executive by Employer and all accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date; and, (ii) an amount equal to twelve (12) months salary based upon the then existing salary of Executive, payable in the same manner as salary would have been paid to Executive had he continued to work for Employer hereunder.

6.8       Disputes as to Termination. If either party disputes any aspect of Executive’s termination hereunder, the disputing party shall demand arbitration of the dispute by written notice to the other no later than thirty (30) days after the applicable termination date. The costs of arbitration, including the fees and expenses of the arbitrator, shall be paid by Employer. Each Party shall bear the cost of preparing and presenting its case including the use of any expert witness. Such arbitration shall be commenced not later than thirty (30) days following the date of delivery of the notice of arbitration by a panel of three qualified arbitrators, one who shall be designated by Executive, one by the Employer and one (who shall act as chairman of the arbitration panel) by the first two arbitrators so appointed. The arbitration shall be conducted in Orange County, California in accordance with the rules promulgated and adopted by the American Arbitration Association (with the right of discovery as provided in the California Code of Civil Procedure by all Parties), and each Party shall retain the right to cross-examine the opposing Party's witnesses, either through legal counsel, expert witnesses or both. The majority decision of the arbitration panel shall be made in writing, and shall be final, binding and conclusive on all Parties (without any right of appeal therefrom) and shall not be subject to judicial review.

6.9       Termination Date. For purposes of this Agreement, the term “Termination Date” shall mean that date on which Executive’s employment is terminated pursuant to this Article VI.

VII

INTENDED TAX RESULTS

The Parties believe that the payments pursuant to Section 5.5 and Article VI, above, do not constitute “Excess Parachute Payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding such belief and intent, if any benefit under these provisions constitutes an “Excess Parachute Payment”, Employer shall pay to Executive an additional amount (the “Tax Payment”) such that (i) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (ii) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law is equal to (iii) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law. Such Tax Payment shall be paid to Executive concurrently with the severance payment referred to in Section 5.5.2., above.

VIII

NO MITIGATION

The payments required to be paid to Executive by Employer pursuant to Section 5.5.2. and Article VI, above, shall not be reduced by or mitigated by amounts which Executive earns or is capable of earning during any period following his Termination Date, and shall not be subject to any offsets, deductions, or charges, other than as may be required under applicable Federal and State tax withholding and similar requirements.

IX

CONFIDENTIAL INFORMATION AND RELATED COVENANTS

9.1       Trade Secrets Covenants. Executive shall not at any time, whether during or subsequent to the term of Executive’s employment, unless specifically consented to in writing by Employer, either directly or indirectly use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information concerning any matters affecting or relating to the business of Employer, including, but not limited to, the names, buying habits, or practices of any of its customers, its’ marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales, costs, lists or other written records used in Employer’s business, compensation paid to employees and other terms of employment, or any other confidential information of, about or concerning the business of Employer, its manner of operation, or other confidential data of any kind, nature, or description. The Parties hereby stipulate that as between them, the foregoing matters are important, material, and confidential trade secrets and affect the successful conduct of Employer’s business and its goodwill, and that any breach of any term of this Section 9.1 is a material breach of this Agreement.

9.2       Customer Accounts Covenants. As used herein, the term “Customer Accounts” shall mean all accounts, clients, customers, and the like of Employer and its affiliates, subsidiaries, licensees, and business associations, whether now existing or hereafter developed or acquired, including any and all accounts developed or acquired by or through the efforts of Executive. During and through the Term of this Agreement and continuing for a period of twenty four (24) months immediately following the termination of Executive’s employment with Employer, Executive shall not directly or indirectly make known to any person, firm, corporation or entity the names or addresses of any of the Customer Accounts or any other information pertaining to them. During this same time period, Executive shall not, directly or indirectly, for Executive or any other person, firm, corporation or entity, divert, take away, call on or solicit, or attempt to divert, take away, call on or solicit, any of the Customer Accounts, including but not limited to those Customer Accounts which Executive called or with whom Executive became acquainted during Executive’s employment with Employer.

9.3       Employees Covenant. During and through the Term of this Agreement and continuing for a period of twenty four (24) months immediately following the termination of Executive’s employment with Employer, Executive shall not, directly or indirectly, cause or induce, or attempt to cause or induce, any employee of Employer to terminate his or her employment with Employer, as such employment exists at any time following the execution of this Agreement.

9.4       Books and Records. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records affecting or relating to the business of Employer which Executive shall prepare, use, construct, observe, possess, or control shall be and remain the sole and exclusive property of Employer, and shall constitute trade secret information of Employer. Within five (5) day so of the Termination Date, Executive shall promptly deliver to Employer all such equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records relating to the business of Employer which are or have been in the possession or under the control of Executive.

9.5       Injunctive Relief. Executive acknowledges that if Executive violates any of the provisions of this Article IX, it will be difficult to determine the amount of damages resulting to Employer. In addition to any other remedies which it may have, Employer shall also be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages.

9.6       Enforcement of Covenants. It is the desire and intent of the Parties that the provisions of this Article IX shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Article IX shall be adjudicated to be invalid or unenforceable, this Article IX shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Article in the particular jurisdiction in which such adjudication is made.

X

PROPRIETARY INTEREST

10.1     Inventions. All inventions, improvements, ideas and disclosures (whether or not patentable) conceived or reduced to practice (actually or constructively) by Executive during the Term of this Agreement which are directly or indirectly related to Employer’s business shall be the property of Employer. Executive shall execute and deliver to Employer, at Employer’s expense, all instruments of assignment necessary to vest title to such intangible rights in Employer, and, if requested, to execute all applications for issuance of Letters Patent in the United States or abroad and assignments thereof.

10.2     Specific Exclusion. Specifically excluded from this Article XI are any inventions which qualify fully under California Labor Code §2870, which provides as follows:

(a)      Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)  Related at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)  Result from any work performed by the employee for the employer.

(b)      To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

XI

REPRESENTATIONS AND WARRANTIES OF EXECUTIVE

Executive hereby represents and warrants to Employer the following as of and on the day this Agreement is executed:

(a)            The execution, delivery, and consummation of this Agreement will comply with all applicable law and will not:

(i)      Violate any judgment, order, writ or decree of any court or administrative body applicable to Executive;

(ii)     Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any right to proceed against Employer under any agreement, commitment, contract (written or oral) or other instrument to which Executive is a party.

(b)      Executive is not subject to any non-compete, non-disclosure or similar agreement (whether oral or written) with any third party.

XII

EXTENT OF RELATIONSHIP

EXECUTIVE HEREBY ACKNOWLEDGES THAT THIS AGREEMENT (AND ALL OTHER REFERENCES HEREIN) THE SOLE AGREEMENT BETWEEN EMPLOYER AND EXECUTIVE REGARDING THE EXTENT OF THE EMPLOYMENT RELATIONSHIP BETWEEN EMPLOYER AND EXECUTIVE. THERE IS NO OTHER AGREEMENT, EXPRESS OR IMPLIED, BETWEEN EMPLOYER AND EXECUTIVE FOR EMPLOYMENT BEYOND THE TERM SPECIFIED HEREIN OR UNDER ANY CONDITIONS OTHER THAN THOSE STATED HEREIN. EMPLOYER AND EXECUTIVE BOTH HAVE THE RIGHT TO TERMINATE THIS AGREEMENT ONLY IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

_______________	_______________
Employer Initials	Executive’s Initials

XIII

NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be effected pursuant to Section 14.13, below, as follows:

If to Employer:	With a copy to:
Mr. David Parker	Keith A. Rosenbaum, Esq.
OXFORD MEDIA, INC.	SPECTRUM LAW GROUP, LLP
One Technology Drive, Building H	1900 Main Street, Suite 125
Irvine, California, 92618	Irvine, California 92614

If to Executive:
Mr. J. Richard Shafer
One Technology Drive, Building H
Irvine, California, 92618

/ / / / /
/ / / / /
/ / / / /

XIV

ADDITIONAL PROVISIONS

14.1     Executed Counterparts. This Agreement may be executed in any number of original, fax, electronic, or copied counterparts, and all counterparts shall be considered together as one agreement. A faxed, electronic, or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine or E-Mail to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or E-Mail, as a defense to the formation of a contract.

14.2     Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

14.3     Article and Section Headings. The article and section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

14.4     Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

14.5     Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of such action.

14.6     Entire Agreement. This Agreement, and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties hereto in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein.

14.7     Additional Documentation. The Parties hereto agree to execute, acknowledge and cause to be filed and recorded, if necessary, any and all documents, amendments, notices and certificates which may be necessary or convenient under the laws of the State of California.

14.8     Attorney’s Fees. If any legal action (including arbitration) is necessary to enforce the terms and conditions of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorney’s fees.

14.9      Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

14.10    Remedies.

14.10.1.   Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will result from a failure to perform any of the obligations under this Agreement. Therefore, each Party waives the claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce the provisions hereof.

14.10.2.   Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

14.11    Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

14.12    Assignability. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

14.13    Notices. All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by mail, by telegram or by recognized commercial over-night delivery service (such as Federal Express, UPS or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (d) if by telegram, upon telephone confirmation of receipt of same; or, (e) if by recognized commercial over-night delivery service, upon such delivery.

14.14    Time. All Parties agree that time is of the essence as to this Agreement.

14.15   Disputes. The Parties agree to cooperate and meet in order to resolve any disputes or controversies arising under this Agreement. Should they be unable to do so, then either may elect arbitration under the rules of the American Arbitration Association, and both Parties are obligated to proceed thereunder, to resolve all disputes, other than those arising under Section 6.8, above. Arbitration shall proceed in Orange County, and the Parties agree to be bound by the arbitrator’s award, which may be filed in the Superior Court of California, County of Orange. The Parties consent to the jurisdiction of California Courts for enforcement of this determination by arbitration. The prevailing Party shall be entitled to reimbursement for his attorney’s fees and all costs associated with arbitration. In any arbitration proceeding conducted pursuant to the provisions of this Section, both Parties shall have the right to conduct discovery, to call witnesses and to cross-examine the opposing Party’s witnesses, either through legal counsel, expert witnesses or both, and the provisions of the California Code of Civil Procedure (Right to Discovery; Procedure and Enforcement) are hereby incorporated into this Agreement by this reference and made a part hereof.

14.16   Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

14.17   Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

14.18   Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

14.19   Consents, Approvals, and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires consent or approval to be given by a Party, or a Party must or may exercise discretion, the Parties agree that such consent or approval shall not be unreasonably withheld, conditioned, or delayed, and such discretion shall be reasonably exercised. Except as otherwise provided herein, if no response to a consent or request for approval is provided within ten (10) days from the receipt of the request, then the consent or approval shall be presumed to have been given.

14.20   No Third Party Beneficiaries. This Agreement has been entered into solely by and between Employer and Executive, solely for their benefit. There is no intent by either Party to create or establish a third party beneficiary to this Agreement, and no such third party shall have any right to enforce any right, claim, or cause of action created or established under this Agreement.

14.21   Best Efforts. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

14.22   Definitional Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to designated “Articles”, “Sections”, and to other subdivisions are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed; (vi) all references to “Dollars” or “$” shall be construed as being United States dollars; (vii) the term “including” is not limiting and means “including without limitation”; and, (viii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

14.23   Survival. Notwithstanding anything herein to the contrary, the provisions of Section 5.6 and Articles VI, VII, VIII, and IX, inclusive, shall expressly survive the termination of this Agreement.

XV

EXECUTION

IN WITNESS WHEREOF, this EXECUTIVE EMPLOYMENT AGREEMENT has been duly executed by the Parties in Orange County, California, and shall be effective as of and on the Effective Date set forth in Article I of this Agreement. Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

EMPLOYER:	EXECUTIVE:

OXFORD MEDIA, INC.,
a California corporation
_____________________________
J. RICHARD SHAFER
BY: __________________________	DATED: ______________________

NAME: _______________________

TITLE: _______________________

DATED: ______________________

EXHIBIT 3.1

SERVICES

EXHIBIT 4.1

BASE ANNUAL SALARY

FirstTwelveMonths         $320,000.00 annually

Thereafter, no less than $320,000 and increased in accordance with performance based incentives to be determined by Employer.

EXHIBIT 5.4

INDEMNIFICATION AGREEMENT